Exhibit 99.1
NEWS RELEASE

MARSH & McLENNAN COMPANIES REPORTS SECOND QUARTER 2014 RESULTS

7% Revenue Growth; 6% RIS and 8% Consulting
Excellent Growth in Both GAAP and Adjusted Operating Income Produces Margin Expansion
GAAP EPS Increases to $.77 from $.69; Adjusted EPS Rises 10% to $.79

NEW YORK, July 29, 2014 — Marsh & McLennan Companies, Inc. (NYSE: MMC), a global professional services firm offering clients advice and solutions in risk, strategy, and human capital, today reported financial results for the second quarter ended June 30, 2014.
President and CEO Dan Glaser said: "The Company delivered another quarter of excellent financial results. We produced revenue growth of 7% with underlying revenue growth of 5%. This was our strongest quarterly revenue performance in two years, with all operating companies contributing. Adjusted operating income grew 11%, with margin expansion of 60 basis points to 19.8%. For the six months of 2014, we achieved outstanding results, with 4% underlying revenue growth, an 11% increase in adjusted operating income and margin improvement of 100 basis points to 20.4%."
Consolidated Results
Consolidated revenue in the second quarter of 2014 was $3.3 billion, an increase of 7%, or 5% on an underlying basis, compared with the second quarter of 2013. Operating income rose 12% to $647 million, compared with $577 million in the prior year. Net income attributable to the Company in the second quarter was $431 million, or $.77 per share, compared with $388 million, or $.69 per share, in the prior year. Adjusted earnings per share increased 10% to $.79 from last year’s second quarter of $.72.
For the six months ended June 30, 2014, net income attributable to the Company was $874 million, or $1.57 per share, compared with $801 million, or $1.44 per share, in 2013. Adjusted earnings per share increased 10% to $1.60, compared with $1.45 last year.

Risk and Insurance Services
Risk and Insurance Services revenue was $1.8 billion in the second quarter of 2014, an increase of 6%, or 4% on an underlying basis. Operating income rose 6% to $448 million, from $421 million in the prior year. Adjusted operating income increased 5% to $454 million. For the six months of 2014, revenue was $3.6 billion, an increase of 5%, or 3% underlying revenue growth. Operating income increased 6% to $941 million, from $889 million in 2013. Adjusted operating income rose 6% to $954 million, compared with $903 million last year.
Marsh's revenue in the second quarter of 2014 was $1.5 billion, an increase of 7%, or 4% on an underlying basis. International operations produced underlying revenue growth of 5%, reflecting growth of 16% in Latin America; 9% in Asia Pacific; and 1% in EMEA. In the US/Canada division, underlying revenue was up 3%. Guy Carpenter's second quarter revenue was $295 million, an increase of 3% from the prior year, or 2% on an underlying basis.
Consulting
Consulting revenue of $1.5 billion in the second quarter increased 8% from the second quarter of 2013, or 6% on an underlying basis. Both operating income and adjusted operating income rose 20% to $247 million, compared with $205 million in the prior year. For the six months of 2014, revenue was $3 billion, an increase of 6% on both a reported and underlying basis. Both operating income and adjusted operating income increased 20% to $472 million.
Mercer's revenue was $1.1 billion in the second quarter, an increase of 3%, or 2% on an underlying basis. Health, with revenue of $393 million, grew 4% on an underlying basis; Retirement, with revenue of $345 million, rose 1%; Investments, with revenue of $210 million, grew 6%; and Talent, with revenue of $123 million, decreased 5%. Oliver Wyman Group’s revenue was $449 million in the second quarter, an increase of 23%, or 17% on an underlying basis.
Other Items
In the second quarter, the Company had an investment loss of $2 million, compared with investment income of $23 million in the prior year. In May, the Company issued $600 million of 3.5% senior notes due in 2024. The Company intends to use the net proceeds for general corporate purposes, including the July 2014 redemption of $320 million of 5.375% senior notes. In May, the Board authorized an increase in the Company's share repurchase program to $2 billion, and the Company repurchased 5 million shares of its common stock for $250 million in the second quarter. As previously announced, the Board of Directors increased the quarterly dividend 12% to $.28 per share, effective with the third quarter payment on August 15, 2014.

Conference Call
A conference call to discuss second quarter 2014 results will be held today at 8:30 a.m. Eastern time. To participate in the teleconference, please dial +1 888 401 4671. Callers from outside the United States should dial +1 719 325 4814. The access code for both numbers is 2665117. The live audio webcast may be accessed at www.mmc.com. A replay of the webcast will be available approximately two hours after the event.

About Marsh & McLennan Companies
MARSH & McLENNAN COMPANIES (NYSE: MMC) is a global professional services firm offering clients advice and solutions in the areas of risk, strategy, and human capital. Marsh is a global leader in insurance broking and risk management; Guy Carpenter is a global leader in providing risk and reinsurance intermediary services; Mercer is a global leader in talent, health, retirement, and investment consulting; and Oliver Wyman is a global leader in management consulting. With annual revenue exceeding $12 billion, Marsh & McLennan Companies' 55,000 colleagues worldwide provide analysis, advice, and transactional capabilities to clients in more than 130 countries. The Company prides itself on being a responsible corporate citizen and making a positive impact in the communities in which it operates. Visit www.mmc.com for more information.

INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements,” as defined in the Private Securities Litigation Reform Act of 1995. These statements, which express management's current views concerning future events or results, use words like “anticipate,” “assume,” “believe,” “continue,” “estimate,” “expect,” “future,” “intend,” “plan,” “project” and similar terms, and future or conditional tense verbs like “could,” “may,” “might,” “should,” “will” and “would.” For example, we may use forward-looking statements when addressing topics such as: the outcome of contingencies; the expected impact of acquisitions and dispositions; the impact of competition; pension obligations; the impact of foreign currency exchange rates; our effective tax rates; changes in our business strategies and methods of generating revenue; the development and performance of our services and products; changes in the composition or level of our revenues; our cost structure, dividend policy, cash flow and liquidity; future actions by regulators; and the impact of changes in accounting rules.

Forward-looking statements are subject to inherent risks and uncertainties. Factors that could cause actual results to differ materially from those expressed or implied in our forward-looking statements include, among other things:

•	our exposure to potential liabilities arising from errors and omissions claims against us;

•
the impact of competition, including with respect to our geographic reach, the sophistication and quality of our services, our pricing relative to competitors, our customers' option to self-insure or utilize internal resources instead of consultants, and our corporate tax rates relative to a number of our competitors;

•	the extent to which we retain existing clients and attract new business, and our ability to incentivize and retain key employees;

•
our ability to maintain adequate physical, technical and administrative safeguards to protect the security of confidential information or data, and the potential of a system or network disruption that results in regulatory penalties, remedial costs and/or the improper disclosure of confidential information or data;

•
our exposure to potential criminal sanctions or civil remedies if we fail to comply with foreign and U.S. laws and regulations that are applicable in the domestic and international jurisdictions in which we operate, including evolving sanctions against Russia and existing trade sanctions laws relating to countries such as Cuba, Iran, Sudan and Syria, anti-corruption laws such as the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010, local laws prohibiting corrupt payments to government officials, as well as import and export restrictions;

•	our ability to make acquisitions and dispositions and to integrate, and realize expected synergies, savings or benefits from, the businesses we acquire;

•	changes in the funded status of our global defined benefit pension plans and the impact of any increased pension funding resulting from those changes;

•	the impact on our net income caused by fluctuations in foreign currency exchange rates;

•
our ability to successfully recover should we experience a disaster or other business continuity problem, such as an earthquake, hurricane, flood, terrorist attack, pandemic, security breach, cyber attack, power loss, telecommunications failure or other natural or man-made disaster;

•	the impact of changes in interest rates and deterioration of counterparty credit quality on our results related to our cash balances and investment portfolios, including corporate and fiduciary funds;

•	the potential impact of rating agency actions on our cost of financing and ability to borrow, as well as on our operating costs and competitive position;

•	changes in applicable tax or accounting requirements; and

•
potential income statement effects from the application of FASB's ASC Topic No. 740 (“Income Taxes”) regarding accounting treatment of uncertain tax benefits and valuation allowances, including the effect of any subsequent adjustments to the estimates we use in applying this accounting standard.

The factors identified above are not exhaustive. Marsh & McLennan Companies and its subsidiaries operate in a dynamic business environment in which new risks may emerge frequently. Accordingly, we caution readers not to place undue reliance on the above forward-looking statements, which speak only as of the dates on which they are made. The Company undertakes no obligation to update or revise any forward-looking statement to reflect events or circumstances arising after the date on which it is made. Further information concerning Marsh & McLennan Companies and its businesses, including information about factors that could materially affect our results of operations and financial condition, is contained in the Company's filings with the Securities and Exchange Commission, including the “Risk Factors” section of our most recently filed Annual Report on Form 10-K.

Marsh & McLennan Companies, Inc.
Consolidated Statements of Income
(In millions, except per share figures)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Revenue	$3,300	$3,088	$6,564	$6,214
Expense:
Compensation and Benefits	1,876	1,766	3,715	3,569
Other Operating Expenses	777	745	1,529	1,461
Operating Expenses	2,653	2,511	5,244	5,030
Operating Income	647	577	1,320	1,184
Interest Income	5	4	10	8
Interest Expense	(42)	(40)	(84)	(84)
Investment (Loss) Income	(2)	23	11	44
Income Before Income Taxes	608	564	1,257	1,152
Income Tax Expense	168	164	360	340
Income from Continuing Operations	440	400	897	812
Discontinued Operations, Net of Tax	(2)	(5)	(3)	7
Net Income Before Non-Controlling Interests	438	395	894	819
Less: Net Income Attributable to Non-Controlling Interests	7	7	20	18
Net Income Attributable to the Company	$431	$388	$874	$801
Basic Net Income Per Share
- Continuing Operations	$0.79	$0.71	$1.60	$1.45
- Net Income Attributable to the Company	$0.78	$0.71	$1.59	$1.46
Diluted Net Income Per Share
- Continuing Operations	$0.78	$0.70	$1.58	$1.42
- Net Income Attributable to the Company	$0.77	$0.69	$1.57	$1.44
Average Number of Shares Outstanding
- Basic	549	551	548	549
- Diluted	556	559	556	558
Shares Outstanding at 6/30	546	549	546	549

Marsh & McLennan Companies, Inc.
Supplemental Information - Revenue Analysis
Three Months Ended June 30, 2014
(Millions) (Unaudited)

				Components of Revenue Change*
	Three Months Ended June 30,		% Change GAAP Revenue	Currency Impact	Acquisitions/ Dispositions Impact	Underlying Revenue
	2014	2013
Risk and Insurance Services
Marsh	$1,490	$1,397	7%	(1)%	4%	4%
Guy Carpenter	295	285	3%	1%	—	2%
Subtotal	1,785	1,682	6%	—	3%	4%
Fiduciary Interest Income	6	6
Total Risk and Insurance Services	1,791	1,688	6%	—	3%	4%
Consulting
Mercer	1,071	1,044	3%	1%	—	2%
Oliver Wyman Group	449	366	23%	3%	3%	17%
Total Consulting	1,520	1,410	8%	1%	1%	6%
Corporate / Eliminations	(11)	(10)
Total Revenue	$3,300	$3,088	7%	—	2%	5%

Revenue Details

The following table provides more detailed revenue information for certain of the components presented above:

				Components of Revenue Change*
	Three Months Ended June 30,		% Change GAAP Revenue	Currency Impact	Acquisitions/ Dispositions Impact	Underlying Revenue
	2014	2013
Marsh:
EMEA	$478	$455	5%	3%	1%	1%
Asia Pacific	194	184	6%	(3)%	—	9%
Latin America	102	88	16%	(11)%	11%	16%
Total International	774	727	7%	—	2%	5%
U.S. / Canada	716	670	7%	(1)%	5%	3%
Total Marsh	$1,490	$1,397	7%	(1)%	4%	4%
Mercer:
Health	$393	$376	4%	—	1%	4%
Retirement	345	338	2%	2%	(1)%	1%
Talent	123	133	(7)%	(1)%	(1)%	(5)%
Investments	210	197	7%	(1)%	1%	6%
Total Mercer	$1,071	$1,044	3%	1%	—	2%

Notes
Underlying revenue measures the change in revenue using consistent currency exchange rates, excluding the impact of certain items that affect comparability such as:  acquisitions, dispositions and transfers among businesses.

* Components of revenue change may not add due to rounding.

Marsh & McLennan Companies, Inc.
Supplemental Information - Revenue Analysis
Six Months Ended June 30, 2014
(Millions) (Unaudited)

				Components of Revenue Change*
	Six Months Ended June 30,		% Change GAAP Revenue	Currency Impact	Acquisitions/ Dispositions Impact	Underlying Revenue
	2014	2013
Risk and Insurance Services
Marsh	$2,942	$2,785	6%	(1)%	3%	4%
Guy Carpenter	676	660	2%	—	1%	1%
Subtotal	3,618	3,445	5%	(1)%	3%	3%
Fiduciary Interest Income	12	14
Total Risk and Insurance Services	3,630	3,459	5%	(1)%	3%	3%
Consulting
Mercer	2,132	2,085	2%	—	—	3%
Oliver Wyman Group	820	687	19%	2%	3%	14%
Total Consulting	2,952	2,772	6%	—	1%	6%
Corporate / Eliminations	(18)	(17)
Total Revenue	$6,564	$6,214	6%	—	2%	4%

Revenue Details

The following table provides more detailed revenue information for certain of the components presented above:

				Components of Revenue Change*
	Six Months Ended June 30,		% Change GAAP Revenue	Currency Impact	Acquisitions/ Dispositions Impact	Underlying Revenue
	2014	2013
Marsh:
EMEA	$1,095	$1,049	4%	2%	1%	2%
Asia Pacific	345	331	4%	(5)%	—	9%
Latin America	186	166	12%	(13)%	11%	14%
Total International	1,626	1,546	5%	(1)%	2%	5%
U.S. / Canada	1,316	1,239	6%	(1)%	4%	3%
Total Marsh	$2,942	$2,785	6%	(1)%	3%	4%
Mercer:
Health	$781	$757	3%	—	—	3%
Retirement	702	681	3%	1%	—	2%
Talent	240	256	(6)%	(2)%	(1)%	(3)%
Investments	409	391	5%	(3)%	1%	7%
Total Mercer	$2,132	$2,085	2%	—	—	3%

Notes
Underlying revenue measures the change in revenue using consistent currency exchange rates, excluding the impact of certain items that affect comparability such as:  acquisitions, dispositions and transfers among businesses.

* Components of revenue change may not add due to rounding.

Marsh & McLennan Companies, Inc.
Non-GAAP Measures
Three Months Ended June 30
(Millions) (Unaudited)

The Company presents below certain additional financial measures that are "non-GAAP measures," within the meaning of Regulation G under the Securities Exchange Act of 1934. These measures are: adjusted operating income (loss); adjusted operating margin; and adjusted income, net of tax.

The Company presents these non-GAAP measures to provide investors with additional information to analyze the Company's performance from period to period. Management also uses these measures to assess performance for incentive compensation purposes and to allocate resources in managing the Company's businesses.  However, investors should not consider these non-GAAP measures in isolation from, or as a substitute for, the financial information that the Company reports in accordance with GAAP.  The Company's non-GAAP measures reflect subjective determinations by management, and may differ from similarly titled non-GAAP measures presented by other companies.

Adjusted Operating Income (Loss) and Adjusted Operating Margin
Adjusted operating income (loss) is calculated by excluding the impact of certain noteworthy items from the Company's GAAP operating income or loss.  The following tables identify these noteworthy items and reconcile adjusted operating income (loss) to GAAP operating income or loss, on a consolidated and segment basis, for the three months ended June 30, 2014 and 2013.  The following tables also present adjusted operating margin, which is calculated by dividing adjusted operating income by consolidated or segment GAAP revenue.

	Risk & Insurance Services	Consulting	Corporate/ Eliminations	Total
Three Months Ended June 30, 2014
Operating income (loss)	$448	$247	$(48)	$647
Add impact of Noteworthy Items:
Restructuring charges (a)	2	—	2	4
Adjustments to acquisition related accounts (b)	4	—	—	4
Other	—	—	1	1
Operating income adjustments	6	—	3	9
Adjusted operating income (loss)	$454	$247	$(45)	$656
Operating margin	25.0%	16.2%	N/A	19.6%
Adjusted operating margin	25.4%	16.2%	N/A	19.8%
Three Months Ended June 30, 2013
Operating income (loss)	$421	$205	$(49)	$577
Add (Deduct) impact of Noteworthy Items:
Restructuring charges (a)	3	—	3	6
Adjustments to acquisition related accounts (b)	9	—	—	9
Other	(1)	—	—	(1)
Operating income adjustments	11	—	3	14
Adjusted operating income (loss)	$432	$205	$(46)	$591
Operating margin	24.9%	14.5%	N/A	18.7%
Adjusted operating margin	25.6%	14.6%	N/A	19.2%

(a) Primarily severance, future rent under non-cancellable leases, and integration costs related to recent acquisitions.
(b) Primarily includes the change in fair value as measured each quarter of contingent consideration related to acquisitions.

Marsh & McLennan Companies, Inc.
Non-GAAP Measures
Six Months Ended June 30
(Millions) (Unaudited)

The Company presents below certain additional financial measures that are "non-GAAP measures," within the meaning of Regulation G under the Securities Exchange Act of 1934. These measures are: adjusted operating income (loss); adjusted operating margin; and adjusted income, net of tax.

The Company presents these non-GAAP measures to provide investors with additional information to analyze the Company's performance from period to period. Management also uses these measures to assess performance for incentive compensation purposes and to allocate resources in managing the Company's businesses.  However, investors should not consider these non-GAAP measures in isolation from, or as a substitute for, the financial information that the Company reports in accordance with GAAP.  The Company's non-GAAP measures reflect subjective determinations by management, and may differ from similarly titled non-GAAP measures presented by other companies.

Adjusted Operating Income (Loss) and Adjusted Operating Margin
Adjusted operating income (loss) is calculated by excluding the impact of certain noteworthy items from the Company's GAAP operating income or loss.  The following tables identify these noteworthy items and reconcile adjusted operating income (loss) to GAAP operating income or loss, on a consolidated and segment basis, for the six months ended June 30, 2014 and 2013.  The following tables also present adjusted operating margin, which is calculated by dividing adjusted operating income by consolidated or segment GAAP revenue.

	Risk & Insurance Services	Consulting	Corporate/ Eliminations	Total
Six Months Ended June 30, 2014
Operating income (loss)	$941	$472	$(93)	$1,320
Add impact of Noteworthy Items:
Restructuring charges (a)	2	—	4	6
Adjustments to acquisition related accounts (b)	11	—	—	11
Other	—	—	1	1
Operating income adjustments	13	—	5	18
Adjusted operating income (loss)	$954	$472	$(88)	$1,338
Operating margin	25.9%	16.0%	N/A	20.1%
Adjusted operating margin	26.3%	16.0%	N/A	20.4%
Six Months Ended June 30, 2013
Operating income (loss)	$889	$392	$(97)	$1,184
Add (Deduct) impact of Noteworthy Items:
Restructuring charges (a)	5	2	6	13
Adjustments to acquisition related accounts (b)	10	—	—	10
Other	(1)	—	—	(1)
Operating income adjustments	14	2	6	22
Adjusted operating income (loss)	$903	$394	$(91)	$1,206
Operating margin	25.7%	14.2%	N/A	19.1%
Adjusted operating margin	26.1%	14.2%	N/A	19.4%

(a) Primarily severance, future rent under non-cancellable leases, and integration costs related to recent acquisitions.
(b) Primarily includes the change in fair value as measured each quarter of contingent consideration related to acquisitions.

Marsh & McLennan Companies, Inc.
Non-GAAP Measures
Three and Six Months Ended June 30
(Millions) (Unaudited)

Adjusted income, net of tax
Adjusted income, net of tax is calculated as: the Company's GAAP income from continuing operations, adjusted to reflect the after-tax impact of the operating income adjustments set forth in the preceding tables; divided by MMC's average number of shares outstanding-diluted for the period.

Reconciliation of the Impact of Non-GAAP Measures on diluted earnings per share -

	Three Months Ended June 30, 2014			Three Months Ended June 30, 2013
	Amount		Diluted EPS	Amount		Diluted EPS
Income from continuing operations		$440			$400
Less: Non-controlling interest, net of tax		7			7
Subtotal		$433	$0.78		$393	$0.70
Add (deduct): operating income (loss) adjustments	$9			$14
Impact of income taxes	(3)			(4)
		6	0.01		10	0.02
Adjusted income, net of tax		$439	$0.79		$403	$0.72

	Six Months Ended June 30, 2014			Six Months Ended June 30, 2013
	Amount		Diluted EPS	Amount		Diluted EPS
Income from continuing operations		$897			$812
Less: Non-controlling interest, net of tax		20			18
Subtotal		$877	$1.58		$794	$1.42
Add (deduct): operating income (loss) adjustments	$18			$22
Impact of income taxes	(6)			(7)
		12	0.02		15	0.03
Adjusted income, net of tax		$889	$1.60		$809	$1.45

Marsh & McLennan Companies, Inc.
Supplemental Information
(Millions) (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Depreciation and amortization expense	$74	$72	$149	$142
Identified intangible amortization expense	$20	$17	$42	$35
Stock option expense	$3	$5	$10	$12
Capital expenditures	$103	$104	$202	$192

Marsh & McLennan Companies, Inc.
Consolidated Balance Sheets
(Millions) (Unaudited)

	June 30, 2014	December 31, 2013
ASSETS

Current assets:
Cash and cash equivalents	$2,005	$2,303
Net receivables	3,706	3,310
Other current assets	703	687
Total current assets	6,414	6,300

Goodwill and intangible assets	7,871	7,365
Fixed assets, net	843	828
Pension related assets	980	979
Deferred tax assets	546	626
Other assets	934	882
TOTAL ASSETS	$17,588	$16,980

LIABILITIES AND EQUITY

Current liabilities:
Short-term debt	$333	$334
Accounts payable and accrued liabilities	1,849	1,861
Accrued compensation and employee benefits	985	1,466
Accrued income taxes	209	148
Dividends payable	154	—
Total current liabilities	3,530	3,809

Fiduciary liabilities	5,237	4,234
Less - cash and investments held in a fiduciary capacity	(5,237)	(4,234)
	—	—
Long-term debt	3,212	2,621
Pension, post-retirement and post-employment benefits	1,123	1,150
Liabilities for errors and omissions	366	373
Other liabilities	1,129	1,052

Total equity	8,228	7,975
TOTAL LIABILITIES AND EQUITY	$17,588	$16,980